UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  January 22, 2013

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

Attachment I of this Form 8-K contains the prepared remarks for IBM’s Chief Financial Officer Mark Loughridge’s fourth quarter earnings presentation to investors on January 22, 2013.  Certain reconciliation and other information (“Non-GAAP Supplemental Materials”) for this presentation was included in Attachment II to the Form 8-K that IBM submitted on January 22, 2013, which included IBM’s press release dated January 22, 2013.  All of the information in Attachment I is hereby filed.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: January 23, 2013

	By:	/s/ James J. Kavanaugh

James J. Kavanaugh
Vice President and Controller

3

ATTACHMENT I

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM.  I’m here with Mark Loughridge, IBM’s Senior Vice President and CFO, Finance and Enterprise Transformation.  Thank you for joining our fourth quarter earnings presentation.

The prepared remarks will be available in roughly an hour, and a replay of this webcast will be posted to our Investor Relations website by this time tomorrow.

Our presentation includes certain non-GAAP financial measures, in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end, and in the Form 8-K submitted to the SEC.

Let me remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve a number of factors that could cause actual results to differ materially.  Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Now, I’ll turn the call over to Mark Loughridge.

2012 Summary

Thank you for joining us today.

In the fourth quarter, we improved our year-to-year revenue growth rate, primarily in higher-margin areas, driving significant margin expansion and profit growth.  We delivered operating earnings per share of $5.39, which is up 14 percent year to year, and generated $9½ billion of free cash flow.  For the full year, we delivered revenue of $104.5 billion, and expanded gross, pre-tax and net margins.  Our operating EPS for the year was up 13 percent to $15.25, and we generated $18.2 billion of free cash flow, that’s up over a billion and a half year to year.

Now let me put this full year EPS and cash flow performance in perspective. This is the tenth consecutive year of double-digit EPS growth, so a decade at a double-digit pace.  And, the $18.2 billion of free cash flow is $12 billion higher than a decade ago.  That’s an increase in the cash flow we generate in a year, not a cumulative increase.

Looking at our fourth quarter by segment, our performance was led by continued momentum in our growth initiatives, and successful product launches in our high-end systems, both of which drive a more profitable mix.  We had another good quarter in Software.  The performance was broad based, driven by business analytics, smarter commerce, and cloud. with strength in several of the emerging areas where we’ve been targeting our investments, like social business, mobile, and security.  Our new hardware product introductions really performed in the quarter.  We had excellent acceptance of our new mainframe, and our System z revenue was up 56 percent year to year.  So it’s been a very successful launch, not only in major markets, but in growth markets where we were up over 65 percent.  And we had significant growth in our mainframe specialty engines, led by Linux.  This is a good indicator not only of new workloads moving onto the platform, but also of the value of a vertically integrated system.  The year-to-year revenue performance in our total Services businesses was fairly consistent with last quarter.  Once again we had strength in all of our growth initiatives, which are becoming a larger part of the business.

Key Financial Metrics

While IBM’s revenue was down 1 percent at actual rates, it was up 1 percent at constant currency adjusting for the divestiture of our Retail Store Solutions business.  That’s a two point improvement from last quarter’s constant currency growth rate.  Consistent with our business model to move to higher value areas, we had revenue growth in our higher margin businesses.  The improving business mix and our productivity initiatives drove 10 percent growth in operating pre-tax and net income.

Now looking at the margin dynamics, we expanded operating gross margin by over two points, with improvements across our major segments and a continued mix to software.  With our ongoing focus on expense productivity, we improved operating PTI margin by 2.6 points.  This quarter our operating tax rate was flat year to year, and we continue to expect an operating effective tax rate in the range of 25 percent for 2013.  Our net income margin was up almost two points, and with $12 billion in gross share repurchase over the last 12 months we reduced our share count by 4 percent.

When you pull this all together, we delivered operating EPS of $5.39, which is up 14 percent.  For the year, operating EPS is up 13 percent to $15.25.  Our strong earnings performance drove $9.5 billion of free cash flow, terrific performance for a quarter.  And for the year, over $18 billion of free cash flow, a record for IBM.

Looking forward, we’re confident in our ability to continue to leverage our business model to expand our margins, grow profit, generate cash, and deliver shareholder value.  And in 2013, we expect to deliver at least $16.70 of operating earnings per share for the year, keeping us on track to our objective of at least $20 in 2015.

Revenue by Geography

Looking at the geographies on a constant currency basis, Americas’ revenue was up 1 percent, led by terrific growth in Latin America.  The US revenue was down 1 percent, a 3 point improvement in the year-to-year growth rate compared to the third quarter.   Canada was down 9 percent, off of last year’s very strong growth of 13 percent.  EMEA’s revenue decline of 3 percent reflects the macroeconomic climate in the region.  It was more challenging this quarter in the UK and Germany, though we did see an improvement in Italy.  Asia Pacific growth improved to 5 percent, led by Japan.  Early in 2012, we said that we expected our performance in Japan to stabilize in the second half of the year, and in fact we returned to growth this quarter.  So we had great performance from the team in Japan.

Across all of the geographies, our growth markets delivered 7 points of growth, outpacing the major markets by 9 points.  The BRIC countries delivered 14 percent growth, the strongest quarter of the year.  Brazil contributed to almost 20 percent growth in Latin America.  We also had good performance in Africa, led by South Africa, and in the Middle East.  In fact across all of our growth markets we had double-digit growth in over 30 growth market countries, reflecting ongoing broad-based strength.

Revenue and Gross Profit Margin by Segment

Turning to revenue and gross margin by segment, year-to-year revenue performance in our combined services businesses was fairly consistent with the third quarter.  At constant currency, Global Business Services year-to-year performance improved modestly, while Global Technology Services revenue growth slowed a bit.  We had good results across our software business, with growth in all of our key brands, and particular strength and share gains in WebSphere, Lotus and Rational.  In Systems and Technology, we returned to growth adjusting for the divested RSS business.  This was driven by powerful performance in System z.

Turning to gross profit, our operating gross margin improved 2.1 points to 52.3 percent, driven by a combination of the strong mainframe growth, good margin expansion in both services segments, and an improving segment mix due to the relative strength of software.  Finally, our Global Financing business delivered over 40 percent return on equity.

So now let’s take a look at our expense profile.

Expense Summary

Our Total Operating Expense and Other Income was down 2 percent.  Acquisitions over the last 12 months drove 2 points of expense growth.  The year-to-year benefit from currency translation and hedging moderated this quarter, contributing about a point of expense decline.  Consequently, our base expense, excluding currency and acquisitions was better by 3 points.

Turning to the expense items that have more significant year-to-year profit impacts, I’ll comment on just one item.  Our accounts receivable provision was about $20 million in the quarter, an improvement of almost $70 million from last year when we increased provisions to reflect the European credit environment.  Typically we talk about the impact of our hedging programs as a driver of expense.  However, this quarter there was effectively no period or year-to-year impact on expense due to our hedging programs.

So now let me get into the segments.

Services Segments

In the quarter, the two services segments delivered $15 billion in revenue, grew pre-tax profit 4 percent, and expanded pre-tax margin by a point.  Total Backlog was $140 billion, up $1 billion year to year at constant currency, driven by growth in the transactional businesses.  From a geographic perspective the growth markets backlog was up 15 percent at constant currency.

For the year, the combined services businesses grew profit 10 percent and expanded margin by nearly 2 points, excluding workforce rebalancing charges in the third quarter.

Turning to the two segments, in Global Technology Services, revenue was $10.3 billion, down 2 percent as reported and flat at constant currency.  There were two major categories within the major markets that affected revenue growth.  First, we did a tremendous amount of work to address a number of low margin contracts to improve the profitability of the outsourcing portfolio.  We see the benefits of that work in our profit and our margin performance, though it does have some impact on revenue.  This quarter, the impact was a point of revenue growth to GTS, and to services in total.  Second, we saw a decline in revenue from sales and volumes into existing base accounts.  This activity tends to be more transactional in nature and economically sensitive.

You can see the impact of these in our GTS Outsourcing revenue, which was down 2 percent at constant currency.  In outsourcing we continued to have strong performance in growth markets, with revenue up 8 percent and backlog up 9 percent, both at constant currency.  This backlog growth reflects an ongoing trend as our clients are building out their infrastructures and scaling to meet the growth objectives of their businesses.

In Integrated Technology Services, revenue was up 3 percent at constant currency, with the growth markets up double digits at constant currency.

Global Technology Services delivered 5 percent pre-tax profit growth in the quarter and expanded pre-tax margin by over a point.  This quarter, margin expansion resulted from increased efficiency and productivity from our focus on automation and process, primarily through our enterprise productivity initiatives.

Turning to Global Business Services, revenue was $4.7 billion which is down 3 percent as reported, and down 2 percent at constant currency.   From a geographic perspective, the growth markets turned in solid performance,  and the recovery in Japan continued as they grew for the second consecutive quarter.

Looking at the GBS businesses by offering, the growth initiatives continue to drive strong performance.  We had solid double-digit growth in business analytics, Smarter Planet, and cloud.  And for the year, these initiatives now represent over one third of our total GBS revenue.  So as we retool the GBS business and mix to higher value work, these larger, more complex engagements are having a positive affect on GBS backlog.  In fact GBS backlog has now grown for the fourth consecutive year at constant currency, though mixing to longer duration engagements.  And as I stated last quarter, we have been taking actions to address the more traditional packaged application work.  We’ve added partners to this base, and have increased sales capability.  We’ve targeted and closed large transformation opportunities in the growth markets.  And we have already seen some success in building the backlog in those areas this quarter.

Turning to profit, GBS pre-tax income was flat year to year, and pre-tax margin expanded a half point.  Improved utilization and services delivery helped overcome the impact from revenue.

Full Year Services Backlog Run Out

For total services, we are providing you with additional detail around the projected total services revenue run-out from backlog in 2013.  This includes the impact to revenue from the work we’ve done to restructure a number of lower margin contracts in our outsourcing business, primarily in the US.  Now keep in mind, the revenue generated from backlog is approximately 70 percent of total revenue in any year, with the remainder coming from transactional signings in the year, and sales and volumes in our existing client base.

In 2013, the projected revenue generated from backlog is up 1 percent.  This includes 2 percent growth from the backlog, and a 1 percent hurt from those restructured contracts.  But, despite the impact to revenue growth, these restructured contracts have lifted the profitability of the portfolio.  They provided substantial year-to-year gross profit improvement in 2012, which carries through to 2013, and will contribute modest profit growth in 2013 off this higher profit base.

So for total services, as we enter 2013 we will continue to drive our key plays and shift toward higher value content.  We will continue to invest in the growth markets, which now represents over 20 percent of total services revenue and is where we see the most opportunity for growth.  We will continue to be aggressive in transforming our portfolio to higher value content, and away from the more commoditizing labor-based content.  Our profit and margin performance will continue to benefit from work we are doing with research and software, to infuse more and more IP into our offerings.  In addition, services is the primary beneficiary of our focus on enterprise productivity.  Overall, we think we have a good set of opportunities to continue to drive profit growth and margin expansion in 2013.

Software Segment

Software revenue of $7.9 billion was up 3 percent, or 4 percent at constant currency.  Key Branded Middleware grew 6 percent at constant currency, and gained share as we continued to be the clear leader in the middleware market. We had continued momentum in our growth initiatives, with strong performance in business analytics, smarter commerce and cloud.  These initiatives cross all of our software brands.

Our results reflect the sustained investment in our strategic branded software.  In addition to our organic investments, acquisitions provide additional capabilities, while leveraging the existing portfolio of offerings.  For example, in the first quarter of 2012 we acquired Worklight, a provider of mobile software which enables enterprises to manage and secure mobile applications.  Worklight is now an important addition to our mobile strategy and has accelerated from a one million dollar-a-year business when it was acquired, to generating tens of millions for the year.  Worklight is just one example of our ability to leverage and grow acquired businesses.  Looking across our software portfolio, we grew the pre-IBM transactional revenue of our 2012 acquisitions by nearly 5 times.

Now, let me take you through the revenue drivers from a brand perspective. WebSphere grew 11 percent and continued to gain share.  We continued to expand our portfolio to capture the emerging opportunity around mobile computing, and saw significant uplift in some of our core WebSphere offerings, such as application servers and commerce.  As a result, we are well-positioned to continue to help enterprises build, connect, run and manage their mobile applications.

Information Management was up 3 percent at constant currency, and held share. We had strong performance in Information Integration and predictive analytics, both driven by big data.  Tivoli software was up 5 percent at constant currency and held share.  Performance was led by our storage and our security offerings.  Revenue from our storage portfolio was up 13 percent at constant currency, reflecting the value of storage software.  Tivoli Security was up 16 percent at constant currency, driven by Q1 Labs, which provides next generation security intelligence.

We continue to transform the Lotus portfolio to the faster-growing social business offerings.  And consequently, we had 9 percent growth in Lotus revenue, gained share, and had a great quarter.   This was driven by strong performance from our existing social business offerings and the recent acquisition of Kenexa, which we closed in December.  Kenexa, a leading provider of recruiting and talent management solutions, helps clients create a more efficient and effective workforce, and brings a unique combination of cloud-based technology and consulting services to an already extensive portfolio of social business solutions.

Rational posted double-digit growth of 12 percent and gained share.

Software had a solid quarter, with revenue up 4 percent at constant currency, pre-tax income up 8 percent and pre-tax margins up 2.4 points.  The fourth quarter rounds-out another good year for our software business.

Systems & Technology Segment

Systems and Technology delivered revenue of $5.8 billion, up 4 percent adjusting for the divestiture of Retail Store Solutions.  This performance was driven by our new mainframe, and momentum in PureSystems, our expert integrated systems. In fact, in its introductory year, we have already sold more than 2300 PureSystems in more than 70 countries.

System z revenue grew 56 percent, driven by our first full quarter of our new mainframe.  MIPS grew 66 percent year to year.  This is the largest quarter of MIPS shipments in history.  About half of these MIPS were specialty engines, which were up 80 percent year to year driven by Linux workloads, a good indicator of new workloads moving to the platform.  Growth in z was over 50 percent in the major markets and over 65 percent in the growth markets.  In the growth markets we had strong sales to our established as well as new mainframe customers.  This performance reflects the technology leadership and value of our vertically integrated stack that IBM’s new flagship server is delivering to our customers.  It is simply the fastest and most capable enterprise system to date.

Turning to Power, while revenue was down 19 percent, our new P7+ mid-range and high-end Power servers performed well.  We will continue the refresh of the Power portfolio in the first half of 2013.  Our success in competitive take outs continued in the fourth quarter.  We had over 350 competitive displacements resulting in over $335 million of business, about half of which came from Oracle/Sun and half from HP.  For the year we had nearly 1200 competitive displacements resulting in over $1 billion of business.

Our storage hardware revenue was down 5 percent driven by tape.  Disk was flat. Within disk, we announced the new high end DS8870 in October, and it was sold out in the quarter.  This will continue to ramp in the first quarter.

Our Systems and Technology pre-tax income was up 23 percent year to year, driven by new product introductions in mainframe, Power, storage, and of course PureSystems.

Growth Initiatives

Across all of our segments, we’re continuing the strong performance in our key growth initiatives.  These are not standalone offerings, but integrated into our client offerings and included within our segment results.

In the growth markets, our revenue is up 7 percent at constant currency, and these countries now represent 24 percent of IBM’s geographic revenue.  That’s up 8 points since 2006 when we introduced our 2010 roadmap, so we’ve been very successful in capturing the opportunity in these faster growing markets.  We’re doing this by continuing to expand into new countries and territories, to build out IT infrastructures in support of economic growth, and to take a leadership position in key industries.

To drive market expansion, in 2012 we accelerated the opening of new branch offices.  This year we doubled the number of face-to-face branches, bringing the total number of face-to-face and virtual branches in the growth markets to almost 450, so this is tremendous growth.

Our Business Analytics initiative continues to expand, allowing clients to make informed decisions everywhere in their organization, to improve outcomes and to manage risk.  We made significant strides and expanded our leadership position in a number of strategic areas, including Risk Management, Price and Promotion Optimization and Sales Performance Management, just to name a few.  Our value proposition in business analytics uniquely leverages the integration between our software portfolio and GBS consulting expertise.  This year, business analytics grew 13 percent, led by our GBS consulting practice.

Our SmartCloud portfolio addresses the full scope of enterprise client requirements.  We’ve seen continued strong demand for our foundational offerings in hardware and software that help companies build and run their private clouds, as well as for cloud-based solutions like our SaaS offerings.  With strong global growth, our Cloud revenue for the year was up 80 percent.  In 2012, we launched our family of PureSystems expert integrated systems, as well as our SmartCloud Enterprise-Plus public and managed private cloud offerings for large enterprises.  These offerings further extend our cloud capabilities.

We saw tremendous expansion of our Smarter Planet growth initiative over the last twelve months, measured in terms of offerings, markets, customers, and revenue.

Our clients are leveraging our growing capabilities in areas like:  Smarter Commerce, where acquisitions such Emptoris, DemandTec and Tealeaf helped fuel growth in new market segments; Social Business, where our industry-leading social platform and Kenexa come together in a powerful combination to allow our clients to engage a smarter, more effective workforce; Smarter Cities, which includes a portfolio of solutions ranging from public safety to social services to intelligent water systems; and finally our next generation analytics systems like Watson which are helping tackle some of the most complex challenges facing our customers.  For the year, our Smarter Planet solutions generated more than 25% revenue growth.

When you look at our offerings in business analytics, cloud, and Smarter Planet, about half of our revenue is software.  So as these offerings become larger parts of the IBM business, they’re driving a higher quality revenue stream, improving our mix and our margin.

Cash Flow Analysis

Turning to cash flow, we generated $9.5 billion of free cash flow in the quarter, that’s up almost $600 million.

In line with past years, about half of our annual cash flow is generated in the fourth quarter, and on a full-year basis, we generated $18.2 billion of free cash flow, which is up $1.6 billion over last year.  Within our strong free cash flow performance, our capital investments are up by almost $250 million.  The year-to-year improvement in free cash flow reflects our growth in net income, and as you’ll recall, the fact that our 2011 cash flow was impacted by income tax payments for audit settlement activity in the first quarter of last year.

When I look at the uses of cash for the year, we continued to return significant value to shareholders, including $3.8 billion in dividends, and we bought back 61 million shares for $12 billion.  Net of the cash received from options and employee stock-related transactions, our cash outflow for share repurchases was $10½ billion.  At the end of the year, we had $8.7 billion remaining in our buyback authorization. In addition, we spent $3.7 billion to acquire 11 companies.  In fourth quarter we acquired Kenexa.  Over the course of the year we acquired DemandTec, Emptoris, Platform Computing, Tealeaf, and Texas Memory Systems, to name a few, to add to our capabilities in analytics, cloud and Smarter Planet.  We also acquired Vivisimo, which expands the breadth of IBM’s big data capabilities and creates the most complete end-to-end big data solution for our clients.  Over the last three years, we’ve spent $11½ billion for acquisitions.

To wrap up the cash dynamics for the year, we generated $18.2 billion of free cash flow, and spent $18 billion on acquisitions, net share repurchase, and dividends.

Balance Sheet Summary

Looking at the balance sheet, we ended the quarter with a cash balance of $11.1 billion.

Total debt was $33.3 billion, of which $24.5 billion was in support of our financing business, which is leveraged at seven-to-one.  Our non-financing debt was $8.8 billion, down $1.6 billion from the third quarter and up $800 million from a year ago.

Now let me spend a minute on our retirement-related plans and the impact to the balance sheet.  Despite volatile market conditions in 2012, we had good returns on global assets, exceeding our expected return on assets in the US and on a global basis.  But the discount rate environment remained challenging, resulting in a $5 billion impact to equity at the end of the year due to the pension liability remeasurement.  As a result, our debt-to-cap ended the year at 36 percent, up 4 points year to year, including a 6 point impact from the pension remeasurement.

At the end of 2012, our defined benefit-qualified plans continued to be well funded, and our cash requirements remain stable.  We have included supplemental charts to cover ongoing dynamics of our pension plan.  Our balance sheet remains strong and we continue to have a high degree of financial flexibility.

Operating EPS Bridge — 4Q11 to 4Q12

So now let me start to wrap up with the drivers of our operating earnings per share performance.

Our total revenue performance had little impact on our profit growth, but we did have good revenue growth in our higher margin areas which significantly contributed to margin expansion and profit growth.  You see this in our margin expansion which was the largest contributor, driving 47 cents of EPS growth through a combination of gross margin improvements and expense productivity. And a lower share count resulting from our ongoing share repurchase program contributed 24 cents.

Bottom line, we delivered 14 percent EPS growth in the quarter….

Operating EPS Bridge — FY11 to FY12

…and 13 percent for the year.

As you can see, the profile for the full year is very similar to the fourth quarter.

Full Year 2012 Summary

Our results demonstrate the strength and flexibility of IBM’s business model, which is designed to deliver profit and cash on a sustained basis.

In 2012 we continued to deliver value to our clients and capitalize on key trends. We had strong performance in analytics, and cloud and Smarter Planet, key initiatives that leverage our software portfolio and contribute to our margin expansion.  We continued to expand our capabilities and build out infrastructures in emerging markets.  This year our growth markets revenue outpaced major markets by 8 points.

We continued to invest for innovation.  Our investments supported the introduction of our new System z mainframe, our PureSystems offerings, and our new storage and Power7+ products.  And we just were named #1 in US patents for the twentieth consecutive year, with many of the patents issued this year in key areas like analytics and Big Data, cybersecurity, cloud, mobile, social networking, and software-defined environments.  We invested almost $4 billion in 2012 to acquire 11 companies, adding significant capabilities to support our growth initiatives.  At the same time, we divested our Retail Store Solutions business, as we focused our Smarter Commerce portfolio on the higher value, IP-based opportunities.

So as you can see, in 2012 we continued the transformation of the business, shifting to higher value areas, and improving our structure.  This results in a higher quality revenue stream.  So while our overall revenue performance was modest, we had 8 percent growth in our operating net income and expanded net income margin by 1.6 points, well above our model level.  And we delivered operating EPS growth of 13 percent, for a decade of double-digit EPS growth, and over $18 billion of free cash flow, a record for IBM.  This demonstrates the flexibility of the IBM business model.

IBM Transformation Continues

In 2013, we’ll continue this transformation.  We’ll acquire key capabilities, divest of businesses, rebalance our workforce, and invest in innovation.  Bottom line, we’re continuing to retool our skills and our offerings to shift to higher value and meet our clients’ needs.  We’ve taken all of this into account in our view of 2013. We expect to deliver operating EPS of at least $16.70 for the year, with the first half growth rate slightly higher than the second.

And now, 2 years into our 2015 roadmap, we are well on track to our objective of at least $20 of operating earnings per share.

Now Patricia and I will take your questions.

Closing

Thank you, Mark.  Before we begin the Q&A I’d like to remind you of a couple of items.  First, we have supplemental charts at the end of the deck that complement our prepared remarks.  Second, I’d ask you to refrain from multi-part questions.

When we conclude the Q&A, I’ll turn the call back to Mark for final comments.

Operator, please open it up for questions.